EXHIBIT 99.1

Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

2777 East Camelback Road
Suite 375
Phoenix, AZ 85016
www.capitolbancorp.com

Contacts: Michael M. Moran
                    Chief of Capital Markets
                     877-884-5662
              Stephanie Swan
                      Director of Shareholder Services
  517-487-6555

Capitol Bancorp Limited Announces Termination of Its Exchange Offer
and Consent Solicitation

LANSING, Mich., and PHOENIX, Ariz:October 19, 2010: Capitol Bancorp Limited (NYSE: CBC) (“Capitol”) announced today that it has terminated its offer to exchange up to 2,908,200 shares of its common stock, no par value per share, for any and all of its outstanding 10.50% trust preferred securities (the “Trust Preferred Securities”) of Capitol Trust XII, a statutory trust formed under the laws of the State of Delaware without accepting for exchange or exchanging any shares of the Trust Preferred Securities.  As of the close of business on October 18, 2010, of the 1,454,100 outstanding trust preferred securities of Capitol Trust XII, 432,348 (approximately 30 percent) had been tendered.

The Exchange Offer was subject to the receipt of a majority of the Consent Solicitations relating to amendments to certain provisions of the Indenture, dated as of December 18, 1997, as supplemented by the First Supplemental Indenture, dated as of July 31, 2009, by and between Capitol and The Bank of New York Mellon Trust Company, N.A., as trustee, and to the Guarantee Agreement dated as of December 17, 1997 by and between Capitol and the Trustee, as amended on July 31, 2009 pursuant to which the 8.50% Cumulative Trust Preferred Securities due 2027 of Capitol Trust I, a Delaware statutory trust, were issued, upon the terms and subject to the conditions set out in the Consent Solicitation Statement.  Because the required Consents have not been received, Capitol has elected to terminate the Exchange Offer pursuant to the terms and conditions of the Exchange Offer.  As a result of the termination of the Exchange Offer, no shares of Capitol’s common stock will be issued for the Trust-Preferred Securities issued by Capitol Trust XII, a Delaware statutory trust to holders that have validly tendered their Trust Preferred Securities in connection with the Exchange Offer.

Capitol also announced that it has terminated the Consent Solicitation for Capitol Trust I.  As of the close of business on October 18, 2010, of the 2,530,000 outstanding trust preferred securities of Capitol Trust I, 567,374 had consented for the proposed amendment to the Indenture and 567,308 had consented for the proposed amendment to the Guarantee Agreement.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $4.7 billion national community banking company, with a network of bank operations in 14 states. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

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